Exhibit 99.1

For Immediate Release	Contact: Frank Paci
May 6, 2008	(919) 774-6700

THE PANTRY ANNOUNCES SECOND QUARTER FINANCIAL RESULTS

Sanford, North Carolina, May 6, 2008 - The Pantry, Inc. (NASDAQ: PTRY), the leading independently operated convenience store chain in the southeastern U.S., today announced financial results for its second fiscal quarter ended March 27, 2008.

Total revenues for the second quarter of fiscal 2008 were approximately $2.0 billion, a 39.9% increase from the corresponding period a year ago. The net loss for the quarter was $5.1 million, or $0.23 per share, compared with net income of $8.4 million, or $0.36 per share, for the corresponding period a year ago. EBITDA for the second quarter of fiscal 2008 was $40.1 million, compared with $51.0 million a year ago.

As previously announced, results for the quarter include $0.23 per share in realized and mark-to-market losses on gasoline hedging positions. Results for last year’s second quarter included a net one-time benefit of approximately $0.09 per share, primarily from an insurance settlement. After excluding one-time items in both years, the Company was at a nominal net loss and produced $48.5 million in EBITDA in the second quarter of fiscal 2008 versus $0.27 in earnings per share and EBITDA of $47.5 million in the second quarter last year.

Merchandise revenues for the second quarter were up 5.4% overall, but down 3.4% on a comparable store basis. The merchandise gross margin was 37.5%, compared with 37.7% in the corresponding period last year and 37.0% in the first quarter of fiscal 2008. Total merchandise gross profit for the quarter was $142.5 million, a 4.6% increase from the corresponding period a year ago.

Retail gasoline gallons sold in the quarter increased 9.4% overall, but declined 3.4% on a comparable store basis. Retail gasoline revenues rose 48.4%. The average retail price per gallon was $3.10, up 35.4% from $2.29 a year ago. The retail gross margin per gallon was 9.0 cents, compared with 11.5 cents a year ago. Excluding the hedging loss, the retail gas margin in the quarter was 10.6 cents per gallon, which is higher than the Company’s second quarter retail gas margin in four of the last six years, despite the significant rise in crude oil prices this year.

The Company continued to manage expenses well in the second quarter. Average operating expenses per store were essentially flat year on year despite higher utility costs. General and administrative costs increased $1.7 million from the second quarter of 2007, but were down $1.8 million excluding a one-time net benefit of $3.5 million reported in the prior year quarter. The Company achieved the reduction in expenses despite operating an average of 104 additional stores in this year’s second quarter.

For the first six months of fiscal 2008, total revenues were approximately $4.0 billion, a 41.5% increase from the first half of fiscal 2007. The net loss for the first six months of the year was $1.8 million, or $0.08 per share, compared with net income of $8.5 million, or $0.37 per share, in the corresponding period last year. EBITDA for the first half of fiscal 2008 was $93.7 million, up 8.5% from $86.3 million in the first half of fiscal 2007. Excluding the hedging loss, net income for the first half of fiscal 2008 was $3.0 million and EBITDA was $102.1 million, with a retail gasoline margin of 10.6 cents per gallon this year versus 10.1 cents per gallon in the first half of last year.

Chairman and Chief Executive Officer Peter J. Sodini said, “The continued rise of crude oil prices and the current soft retail environment have resulted in challenging operating conditions so far this year. We have continued to focus on improving our productivity, as evidenced by our expense management performance, and plan to keep a tight rein on the business until market conditions improve. To that end, we have reduced our fiscal 2008 net capital expenditure target by another $20 million, to approximately $90 million, and are suspending any additional acquisition activity for the remainder of this calendar year. We also do not have any plans to repurchase stock at this time. We expect these actions to contribute significant additional free cash flow in the second half of the year as our business ramps up during the peak summer season.”

The Company has exited all of its gasoline hedging positions and has no plans to pursue any further gasoline hedging activities at this time. Mr. Sodini said, “Clearly our gasoline hedging program did not perform as we had expected. We are now out of all of our positions and expect to take an additional after-tax charge of approximately $900 thousand, or $0.04 per share, in the third quarter.”

With respect to the balance sheet, the Company had substantial liquidity at the end of the quarter, consisting of un-drawn availability and cash on hand. Subsequent to the end of the second quarter of fiscal 2008 the Company exercised the delayed draw option under its credit facility, which allowed the Company to add $100 million to its term loan with the same attractive pricing and other terms as the existing term loan. While the delayed draw was not necessary to meet immediate needs, the Company exercised this option due to the facility’s favorable terms, including pricing of LIBOR plus 175 basis points, which would otherwise have been unavailable after May 15, 2008. The Company used the proceeds to repay outstanding indebtedness on its revolving credit facility and to provide additional liquidity. After reflecting the impact of the delayed draw, the Company will have approximately $129 million of cash on hand and $145 million available under its revolving credit agreement. The company is currently, and expects to remain, in compliance with all of the applicable debt covenants under its outstanding instruments.

The Company remains comfortable with the fiscal 2008 guidance ranges provided last month.

Conference Call

Interested parties are invited to listen to the second quarter earnings conference call scheduled for Tuesday, May 6, 2008 at 10:00 a.m. Eastern Time. The call will be broadcast live over the Internet and will be accessible at www.thepantry.com or www.companyboardroom.com. An online archive will be available immediately following the call and will be accessible until May 13, 2008.

Use of Non-GAAP Measures

EBITDA and Adjusted EBITDA

EBITDA is defined by the Company as net income before interest expense, net, loss on extinguishment of debt, income taxes and depreciation and amortization. Adjusted EBITDA includes the lease payments the Company makes under its lease finance obligations as a reduction to EBITDA. EBITDA and Adjusted EBITDA are not measures of operating performance or liquidity under accounting principles generally accepted in the United States of America (“GAAP”) and should not be considered as substitutes for net income, cash flows from operating activities, or other income or cash flow statement data. The Company has included information concerning EBITDA and Adjusted EBITDA because it believes investors find this information useful as a reflection of the resources available for strategic opportunities including, among others, to invest in the Company’s business, make strategic acquisitions, and to service debt. Management also uses EBITDA and Adjusted EBITDA to review the performance of the Company’s business directly resulting from its retail operations and for budgeting and field operations compensation targets.

In accordance with GAAP, certain of the Company’s leases, including all of its sale-leaseback arrangements, are accounted for as lease finance obligations. As a result, payments made under these lease arrangements are accounted for as interest expense and a reduction of the principal amounts outstanding under the Company’s lease finance obligations. By including in Adjusted EBITDA the amounts the Company pays under its lease finance obligations, the Company is able to present such payments as operating costs instead of financing costs. The Company believes that this presentation helps investors better understand its operating performance relative to other companies that do not account for their leases as lease finance obligations.

Any measure that excludes interest expense, loss on extinguishment of debt, depreciation and amortization, or income taxes has material limitations because the Company uses debt and lease financing in order to finance its operations and its acquisitions, it uses capital and intangible assets in its business, and the payment of income taxes is a necessary element of its operations. Due to these limitations, the Company uses EBITDA and Adjusted EBITDA only in addition to and in conjunction with results presented in accordance with GAAP. The Company strongly encourages investors to review its consolidated financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Because non-GAAP financial measures are not standardized, EBITDA and Adjusted EBITDA, each as defined by the Company, may not be comparable to similarly titled measures reported by other companies. It therefore may not be possible to compare the Company’s use of EBITDA and Adjusted EBITDA with non-GAAP financial measures having the same or similar names used by other companies.

Exclusion of Certain Items from EBITDA, Net Income, and Retail Gasoline Margin Per Gallon

In addition to the disclosure of EBITDA and Adjusted EBITDA computed on a basis consistent with prior periods, the Company has also reported net income, earnings per share and EBITDA exclusive of losses on gasoline hedging positions, certain insurance gains and the settlement of a class action lawsuit, and has also reported retail margin per gallon exclusive of losses on gasoline hedging positions.

The Company believes that the presentation of these additional non-GAAP measures is useful to investors in focusing on the Company’s core operating results for the three and six months ended March 27, 2008 as compared to the three and six months ended March 29, 2007 because the items excluded from those measures are not directly attributable to or reflective of the operating performance of the Company’s convenience stores. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and are intended to provide additional insight into the Company’s operations that, when viewed with its GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, offer a more complete understanding of factors and trends affecting the Company’s business. The non-GAAP presentation should not be viewed as a substitute for the Company’s results reported in accordance with GAAP.

About The Pantry

Headquartered in Sanford, North Carolina, The Pantry, Inc. is the leading independently operated convenience store chain in the southeastern United States and one of the largest independently operated convenience store chains in the country, with revenues for fiscal 2007 of approximately $6.9 billion. As of May 6, 2008, the Company operated 1,659 stores in eleven states under select banners, including Kangaroo Express, its primary operating banner. The

Pantry’s stores offer a broad selection of merchandise, as well as gasoline and other ancillary services designed to appeal to the convenience needs of its customers.

Safe Harbor Statement

Statements made by the Company in this press release relating to future plans, events, or financial performance are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company’s current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and events anticipated or implied by such forward-looking statements. Any number of factors could affect actual results and events, including, without limitation: the ability of the Company to take advantage of expected synergies in connection with acquisitions; the actual operating results of stores acquired; the ability of the Company to integrate acquisitions into its operations; fluctuations in domestic and global petroleum and gasoline markets; realizing expected benefits from our fuel supply agreements; changes in the competitive landscape of the convenience store industry, including gasoline stations and other non-traditional retailers located in the Company’s markets; the effect of national and regional economic conditions on the convenience store industry and the Company’s markets; the effect of regional weather conditions on customer traffic; financial difficulties of suppliers, including the Company’s principal suppliers of gasoline and merchandise, and their ability to continue to supply its stores; whether our hedging positions will be successful in offsetting the impact of seasonal expansion of refining margin; environmental risks associated with selling petroleum products; governmental regulations, including those relating to the environment; and acts of war or terrorist activity. These and other risk factors are discussed in the Company’s Annual Report on Form 10-K and in its other filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release are based on the Company’s estimates and plans as of May 6, 2008. While the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.

The Pantry, Inc.
Unaudited Consolidated Statements of Operations and Selected Financial Data
(In thousands, except per share and per gallon amounts, margin data and store count)

	Quarter Ended		Six Months Ended

	March 27, 2008	March 29, 2007	March 27, 2008	March 29, 2007

	(13 weeks)	(13 weeks)	(26 weeks)	(26 weeks)

Revenues:
Merchandise	$380,276	$360,854	$775,656	$710,093
Gasoline	1,656,703	1,095,224	3,239,624	2,127,125

Total revenues	2,036,979	1,456,078	4,015,280	2,837,218

Costs and operating expenses:
Merchandise costs of goods	237,778	224,649	486,795	442,572
Gasoline cost of goods	1,609,764	1,040,437	3,136,528	2,032,119
Store operating	126,838	119,075	252,976	233,843
General and administrative	22,793	21,092	45,767	42,677
Depreciation and amortization	26,769	22,227	53,411	43,083

Total costs and operating expenses	2,023,942	1,427,480	3,975,477	2,794,294

Income from operations	13,037	28,598	39,803	42,924

Other income (expense):
Interest expense, net	(21,873)	(14,946)	(43,480)	(29,075)
Miscellaneous	272	173	462	340

Total other expense	(21,601)	(14,773)	(43,018)	(28,735)
Income (loss) before income taxes	(8,564)	13,825	(3,215)	14,189
Income tax expense	3,485	(5,465)	1,385	(5,704)

Net income (loss)	$(5,079)	$8,360	$(1,830)	$8,485

Earnings (loss) per share:
Net income (loss) per diluted share	$(0.23)	$0.36	$(0.08)	$0.37
Diluted shares outstanding	22,205	22,956	22,200	22,934

Selected financial data:
EBITDA	$40,078	$50,998	$93,676	$86,347
Adjusted EBITDA	$28,579	$43,797	$70,905	$72,308
Merchandise gross profit	$142,498	$136,205	$288,861	$267,521
Merchandise margin	37.5%	37.7%	37.2%	37.7%
Retail gasoline data:
Gallons	517,421	472,820	1,043,604	933,295
Margin per gallon (1)	$0.0899	$0.1152	$0.0978	$0.1011
Retail price per gallon	$3.10	$2.29	$3.01	$2.25
Wholesale gasoline data:
Gallons	18,155	6,048	36,250	12,071
Margin per gallon (1)	$0.0245	$0.0554	$0.0291	$0.0551
Total gasoline gross profit	$46,939	$54,787	$103,096	$95,006

Comparable store data:
Merchandise sales %	-3.4%	2.7%	-1.3%	2.3%
Gasoline gallons %	-3.4%	0.8%	-3.1%	1.4%

Number of stores:
End of period	1,659	1,559	1,659	1,559
Weighted-average store count	1,644	1,540	1,644	1,519

Notes:

(1)

Gasoline margin per gallon represents gasoline revenue less cost of product and expenses associated with credit card processing fees and repairs and maintenance on gasoline equipment. Gasoline margin per gallon as presented may not be comparable to similarly titled measures reported by other companies.

The Pantry, Inc.
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	September 27, 2007	March 27, 2008

Assets
Cash and cash equivalents	$71,503	$48,915
Receivables, net	84,445	90,769
Inventories	169,647	164,310
Other current assets	25,256	33,661

Total current assets	350,851	337,655

Property and equipment, net	1,025,226	1,002,284
Goodwill, net	584,336	628,724
Other	69,026	66,555

Total assets	$2,029,439	$2,035,218

Liabilities and shareholders’ equity
Current maturities of long-term debt	$3,541	$3,542
Current maturities of lease finance obligations	5,348	5,800
Accounts payable	192,228	185,847
Other accrued liabilities	115,840	104,235

Total current liabilities	316,957	299,424

Long-term debt	746,749	764,978
Lease finance obligations	452,609	457,148
Deferred income taxes	74,667	70,508
Deferred vendor rebates	23,937	24,901
Other	60,692	67,551
Total shareholders’ equity	353,828	350,708

Total liabilities and shareholders’ equity	$2,029,439	$2,035,218

The Pantry, Inc.
Reconciliation of Non-GAAP Financial Measures
(In thousands)

	Quarter Ended		Six Months Ended
	March 27, 2008	March 29, 2007	March 27, 2008	March 29, 2007

Adjusted EBITDA	$28,579	$43,797	$70,905	$72,308
Payments made for lease finance obligations	11,499	7,201	22,771	14,039

EBITDA	40,078	50,998	93,676	86,347
Interest expense, net	(21,873)	(14,946)	(43,480)	(29,075)
Depreciation and amortization	(26,769)	(22,227)	(53,411)	(43,083)
Income tax benefit (expense)	3,485	(5,465)	1,385	(5,704)

Net income (loss)	$(5,079)	$8,360	$(1,830)	$8,485

Adjusted EBITDA	$28,579	$43,797	$70,905	$72,308
Payments made for lease finance obligations	11,499	7,201	22,771	14,039

EBITDA	40,078	50,998	93,676	86,347
Interest expense, net	(21,873)	(14,946)	(43,480)	(29,075)
Income tax benefit (expense)	3,485	(5,465)	1,385	(5,704)
Non-cash stock based compensation	860	943	1,737	1,826
Changes in operating assets and liabilities	(15,568)	(138)	(21,653)	(8,450)
Other	(2,120)	188	(433)	1,623

Net cash provided by operating activities	$4,862	$31,580	$31,232	$46,567

Net cash used in investing activities	$(38,753)	$(96,630)	$(77,555)	$(134,523)

Net cash provided by financing activities	$25,276	$19,341	$23,735	$32,611

	Quarter Ended		Six Months Ended
	March 27, 2008	March 29, 2007	March 27, 2008	March 29, 2007

EBITDA excluding certain items	$48,543	$47,470	$102,141	$82,819
Losses on gasoline hedging positions	(8,465)	—	(8,465)	—
Insurance settlement	—	4,778	—	4,778
Settlement of class action	—	(1,250)	—	(1,250)

EBITDA	40,078	50,998	93,676	86,347
Interest expense, net	(21,873)	(14,946)	(43,480)	(29,075)
Depreciation and amortization	(26,769)	(22,227)	(53,411)	(43,083)
Income tax benefit (expense)	3,485	(5,465)	1,385	(5,704)

Net (loss) income	$(5,079)	$8,360	$(1,830)	$8,485

	Quarter Ended March 27, 2008		Quarter Ended March 29, 2007
	Income/Loss	Earnings per Share	Income/Loss	Earnings per Share

Net (loss) income excluding certain items	$(59)	$(0.00)	$6,230	$0.27
Certain items (net of tax):
Losses on gasoline hedging positions	(5,020)	(0.23)	—
Insurance settlement	—	—	2,886	0.13
Settlement of class action	—	—	(756)	(0.03)

Net (loss) income	$(5,079)	$(0.23)	$8,360	$0.36

	Six Months Ended March 27, 2008		Six Months Ended March 29, 2007
	Income/Loss	Earnings per Share	Income/Loss	Earnings per Share

Net income excluding certain items	$2,987	$0.13	$6,380	$0.28
Certain items (net of tax):
Losses on gasoline hedging positions	(4,817)	(0.22)	—	—
Insurance settlement	—	—	2,852	0.12
Settlement of class action	—	—	(747)	(0.03)

Net (loss) income	$(1,830)	$(0.08)	$8,485	$0.37

	Quarter Ended March 27, 2008	Six Months Ended March 27, 2008

Total gasoline gross profit	$46,939	$103,096
Less: Wholesale gross profit	(444)	(1,051)

Retail gasoline gross profit	46,495	102,045
Add: Loss on gasoline hedges	8,465	8,465

Retail gasoline gross profit excluding hedging losses	$54,960	$110,510

Retail gasoline gallons	517,421	1,043,604
Retail gasoline margin per gallon excluding hedge losses	$0.1062	$0.1059
Less: Hedging losses per gallon	$(0.0164)	$(0.0081)

Retail gasoline margin per gallon	$0.0899	$0.0978